                                                                    EXHIBIT 99.1

[POLYONE LOGO]

                                                                    NEWS RELEASE

For Immediate Release

          POLYONE REPORTS RESULTS FOR 2003 FOURTH QUARTER AND FULL YEAR

         -   Fourth-quarter performance in line with expectations

         -   Company projects continuing sales momentum in first-quarter 2004

CLEVELAND - February 4, 2004 - PolyOne Corporation (NYSE: POL), a leading global polymer services company, today reported sales from continuing operations of $474.0 million for the quarter ended December 31, 2003, an increase of $28 million, or 6 percent, over the fourth quarter of 2002. PolyOne also posted an operating loss from continuing operations of $7.9 million in the fourth quarter of 2003 compared with an operating loss from continuing operations of $17.3 million in the fourth quarter of 2002.

USE OF NON-GAAP FINANCIAL MEASURES

This press release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating income (loss) before special items, net income (loss) before special items and net income (loss) per share before special items. The most directly comparable GAAP financial measures are operating income (loss), net income (loss) and net income (loss) per share.

When PolyOne's chief operating decision makers review consolidated and segment results, special items are excluded from operating income, net income and net income per share to enhance understanding of current profitability levels and how current levels may serve as a base for future performance. PolyOne's chief operating decision makers also use non-GAAP financial measures for decisions regarding allocation of resources. In addition, operating income before special items is a component of the PolyOne Annual Incentive Plan at the corporate and business segment levels.

PolyOne is providing these non-GAAP financial measures because it believes that they provide investors a top-level management view of the Company's financial performance and enhance investor understanding of current profitability levels and their potential future implications.

Special items recognized during 2003 and 2002 include restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closing and phase-out costs, asset impairments, gains and losses on divestiture of equity investments, adjustments to reflect a tax benefit on domestic operating losses and deferred tax valuation allowances on domestic operating losses.

Tables included in this press release reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure (Exhibit 1) and provide detail on special items (Exhibit 2).

DISCUSSION OF RESULTS

PolyOne reported a fourth-quarter 2003 net loss of $182.6 million, or $2.00 per share, compared with a fourth-quarter 2002 net loss of $17.5 million, or $0.19 per share. The 2003 fourth quarter net loss included no U.S. income tax benefit on domestic operating losses. PolyOne also reported a fourth-quarter 2003 loss before special items of $6.7 million, or $0.07 per share, compared with a fourth-quarter 2002 net loss before special items of $14.4 million, or $0.16 per share. The 2003 net loss per share before special items is within the range of Wall Street estimates found on Thomson Financial's First Call.

"Our lower cost structure and an increase in customer demand compared with last year's fourth quarter were the key factors in our improved operational financial performance," said Thomas A. Waltermire, PolyOne president and chief executive officer. "While we will continue to reduce our cost structure, we are focused on improving our market positions to better leverage the benefits of a strengthening U.S. economy. We are encouraged by the comparatively and sequentially stronger daily shipment rates experienced throughout the quarter."

The 2003 fourth quarter net loss of $182.6 million included special items before taxes of $169.5 million. The special charges relate largely to (a) personnel reductions; (b) the previously announced closing of the Burlington, New Jersey, Wynne, Arkansas, and DeForest, Wisconsin, plants; and (c) a pre-tax non-cash charge of $130.5 million associated with discontinued operations, which PolyOne announced on January 15, 2004, based on currently projected net proceeds from the disposition of three non-core business operations: Elastomers and Performance Additives, Specialty Resins and Engineered Films. The charge represents an estimated impairment in the net assets of the discontinued operations held for sale.

For full-year 2003, PolyOne had sales from continuing operations of $1.965 billion, an improvement of nearly 4 percent compared with 2002 sales from continuing operations of $1.892 billion. The operating loss in 2003 was $4.0 million compared with operating income of $5.0 million in 2002. Before special items, however, operating income improved to $43.8 million in 2003 from $18.4 million in 2002.

The following chart summarizes consolidated operating results. Business segment results (restated for the presentation of continuing and discontinued operations) are attached as Exhibit 3.

               QUARTERLY SUMMARY OF CONSOLIDATED OPERATING RESULTS
                      (In millions, except per share data)

                                                                   4Q03         3Q03           4Q02
                                                                   ----         ----           ----
OPERATING RESULTS:
Sales                                                           $   474.0     $   493.3     $   445.6

Operating income (loss)                                              (7.9)          6.7         (17.3)

Net loss                                                        $  (182.6)    $   (43.2)    $   (17.5)
Income (loss) from discontinued operations - after tax             (152.7)         (1.8)          2.1
Loss before discontinued operations                                 (29.9)        (41.4)        (19.6)

EARNINGS PER SHARE-DILUTED:
Net loss                                                        $   (2.00)    $   (0.47)    $   (0.19)
Income (loss) from discontinued operations                          (1.67)        (0.02)         0.02
Loss before discontinued operations                                 (0.33)        (0.45)        (0.21)
Per share impact of special items - after tax:
   Before discontinued operations                                   (0.25)        (0.42)        (0.03)
   Discontinued operations                                          (1.68)        (0.01)            -

OTHER DATA:
Indirect costs of discontinued operations retained in
   continuing operations                                        $     4.1     $     4.1     $     6.1
Sales of discontinued operations (includes sales of
   $14.2 for Softer in 2002)                                        134.8         137.0         148.9
Depreciation and amortization:
   Before discontinued operations                                    12.8          12.8          12.8
   Discontinued operations                                            4.0           5.4           5.1

               FULL-YEAR SUMMARY OF CONSOLIDATED OPERATING RESULTS
                      (In millions, except per share data)

                                                                               2003           2002
                                                                               ----           ----
OPERATING RESULTS:
Sales                                                                      $   1,964.5     $   1,891.5

Operating income (loss)                                                           (4.0)            5.0

Net loss                                                                   $    (251.1)    $     (58.9)
Income (loss) from discontinued operations - after tax                          (155.8)           20.1
Loss before discontinued operations and cumulative effect of
   a change in accounting                                                        (95.3)          (25.3)

EARNINGS PER SHARE-DILUTED:
Net loss                                                                   $     (2.76)    $     (0.65)
Income (loss) from discontinued operations                                       (1.76)           0.22
Income (loss) before discontinued operations and cumulative
   effect of a change in accounting                                              (1.05)          (0.28)
Per share impact of special items - after tax:
   Before discontinued operations                                                (0.81)          (0.10)
   Discontinued operations                                                       (1.76)              -

OTHER DATA:
Indirect cost of discontinued operations retained in                       $      17.9     $      22.6
   continuing operations
Sales of discontinued operations (includes sales of $70.0 for
   Softer in 2002)                                                               571.0           676.7
Depreciation and amortization:
   Before discontinued operations                                                 51.4            51.0
   Discontinued operations                                                        20.5            21.5

FOURTH-QUARTER 2003 BUSINESS HIGHLIGHTS

WORKING CAPITAL MANAGEMENT: PolyOne reduced total accounts receivable and inventories by approximately $69 million. Accounts payable declined by $32 million.

PLANS FOR DEBT REDUCTION: In October, PolyOne identified three non-core operating units for divestment as part of its plan to reduce debt by $200 million to $300 million. PolyOne intends to use a substantial portion of the anticipated proceeds from the planned sale of these units to reduce debt and strengthen its balance sheet. The Company expects to complete all three dispositions in 2004. The non-core units employ approximately 2,270 people and had 2003 sales totaling $571.0 million.

OVERHEAD COST REDUCTIONS: During the fourth quarter, management implemented a number of programs to improve the performance of the North American operations. As part of ongoing efforts to reduce PolyOne's selling and administrative cost to less than 10 percent of sales, approximately 200 positions were eliminated in a number of business operations and functional support departments during the quarter. Approximately 630 positions were eliminated in 2003.

RESTRUCTURING ACTIONS: During the fourth quarter, PolyOne announced that it will close the Burlington, New Jersey, manufacturing plant in the first quarter of 2004. PolyOne projects that this restructuring action will yield an annualized pre-tax earnings improvement of $5.5 million. The Company anticipates total restructuring expense of approximately $15.5 million, of which approximately $7 million will be non-cash and related to asset write-offs. The fourth-quarter 2003 restructuring expense (included in special items) was $11.5 million.

PolyOne also announced that it will close the DeForest, Wisconsin, and Wynne, Arkansas, manufacturing plants in early 2004. PolyOne projects that this restructuring action will yield an annualized pre-tax earnings improvement of $7.5 million. Total restructuring expense will approximate $12.5 million, of which approximately $5.0 million will be non-cash and related to asset write-offs. The fourth-quarter 2003 restructuring expense (included in special items) was $7.7 million.

RESINDIRECT ACQUISITION: In January 2004, PolyOne announced that it had acquired the North American distribution business of ResinDirect LLC, a wholly owned subsidiary of Louis Dreyfus Energy Services L.P. In North America, ResinDirect distributes approximately 60 million pounds of commodity plastic resins annually. ResinDirect's North American distribution business is being integrated into PolyOne's Distribution business segment, which had sales of $529 million in 2003.

TEKNO POLIMER ACQUISITION: In January 2004, PolyOne acquired the remaining 13 percent of its Turkish compounding operation, Tekno Polimer. Tekno Polimer is part of PolyOne's European Engineered Materials business. The compounder has provided successful PET recycling technology and has become the Center of Excellence for recycled products in PolyOne's International Engineered Materials business. Tekno Polimer sales were approximately $20 million in 2003.

BUSINESS SEGMENT PERFORMANCE HIGHLIGHTS

PERFORMANCE PLASTICS: Fourth-quarter 2003 sales totaled $372.9 million, an increase of $29.6 million, or 9 percent, versus the fourth quarter of 2002. Shipment volume in the fourth quarter of 2003 improved 5 percent compared with prior-year results. Sales benefited from favorable foreign currency exchange rates and the Transcolor acquisition in December 2002. With the exception of the Formulators product group, each operating unit in Performance Plastics had improved shipment volumes. Contributing to the Formulators' volume decline were a key customer that lost share in its end market and the contribution to the BayOne equity joint venture of the former urethanes product line, for which PolyOne no longer separately reports sales.

DISTRIBUTION: Fourth-quarter 2003 Distribution shipment volumes reflected the overall improvement in the North American manufacturing economy. Shipment volumes in the United States and Canada improved 6 percent compared with fourth-quarter 2002 and 4 percent compared with third-quarter 2003. Due to PolyOne's exit of portions of the Distribution operations in Mexico, overall segment volumes were up 1 percent and 3 percent compared with the same periods.

RESIN AND INTERMEDIATES: Equity income from joint ventures, net of allocated overhead support cost and costs associated with past operations, was $5.0 million in the fourth quarter of 2003, $1.3 million more than in fourth-quarter 2002. PolyOne's share of equity earnings increased $1.6 million from Oxy Vinyls, LP and $0.4 million from SunBelt Chlor-Alkali in the fourth quarter of 2003 compared with the same quarter in 2002. PolyOne's share of equity earnings from SunBelt and OxyVinyls decreased $1.6 million compared with the third quarter of 2003, due principally to higher feedstock costs and lower resin and chlor-alkali selling prices.

FIRST-QUARTER 2004 BUSINESS OUTLOOK

Customer demand, which strengthened in September after a weak July and August, continued strong through early December. After a normal seasonal year-end slowdown, demand in January 2004 returned to September/October 2003 levels for most business units and geographic regions. While sales demand in February and March is difficult to predict, PolyOne estimates that if current trends continue, first-quarter 2004 sales from continuing operations would likely improve 5 percent to 8 percent over fourth-quarter 2003 levels and would exceed first-quarter 2003 levels.

Demand for polyvinyl chloride (PVC) resin in the 2004 first quarter is forecasted to be seasonally higher than in fourth-quarter 2003. Average industry PVC resin selling prices are projected to improve from the 2003 fourth quarter because most producers have announced $0.02-per-pound increases for both January and February. Consequently, PVC resin industry margins over raw materials are projected to improve compared with the fourth quarter of 2003, even though ethylene costs are expected to increase during the first quarter. The higher PVC resin industry margins, however, will be mostly offset by higher natural gas costs. Chlor-alkali prices are anticipated to be down in the 2004 first quarter compared with the fourth quarter of 2003. Caustic demand is expected to improve sequentially.

The combination of these factors results in a projected decrease in operating income for PolyOne's Resin and Intermediates segment of $2 million to $4 million in the first quarter of 2004 compared with the fourth quarter of 2003.

In addition, PolyOne's operating businesses (the Performance Plastics and Distribution business segments) anticipate that higher PVC resin prices and other natural gas-derived raw material costs will likely affect operating income negatively by $4 million to $6 million and offset a portion of the benefit from higher sales compared with the fourth quarter 2003.

Restructuring expense in the first quarter of 2004 is projected at approximately $11.5 million before taxes for actions initiated to date, with approximately $5 million for continuing operations and $6.5 million for discontinued operations. The Company does not expect to recognize a U.S. income tax benefit on its loss in the first quarter.

Taking all these factors into consideration, PolyOne's first-quarter 2004 performance should improve over first-quarter 2003 results. The Company anticipates a net loss between $0.09 and $0.17 per share, which includes a foreign income tax expense of $4 million to $4.5 million, no tax benefit on U.S. domestic losses and the $11.5 million restructuring expense. Before restructuring and after adjusting to reflect a tax benefit on domestic operating losses, PolyOne expects a small profit in the first quarter, driven by internal cost reduction actions and improved demand, versus a first-quarter loss in 2003.

"Economic indicators suggest that the customer demand we saw in the fourth quarter should continue to improve in the first quarter, particularly in North America," said Waltermire. "Like our customers, we remain cautiously optimistic. We are confident that we have a solid strategy to improve performance. Our actions remain focused on lowering our cost structure, reducing debt through asset sales, reducing working capital and strengthening our market positions."

SUPPLEMENTAL INFORMATION

The Company publishes more details of its performance as well as information on key drivers of its operating results. This information will be posted today on its Web site at www.polyone.com in the corporate investor relations section under the listing "Supplements." The supplemental information also can be obtained, once available, from the contact listed at the end of this news release.

POLYONE FOURTH-QUARTER 2003 CONFERENCE CALL

PolyOne will host a conference call at 10 a.m. Eastern time on February 5, 2004. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 4281892. The call will be broadcast live and then via replay for two weeks on the Company's Web site at http://www.polyone.com.

ABOUT POLYONE

PolyOne Corporation, with 2003 annual revenues of approximately $2 billion, is an international polymer services company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in Avon Lake, Ohio, PolyOne has employees at manufacturing sites in North America, Asia and Australia, and joint ventures in North America, South America and Asia. Information on the Company's products and services can be found at http://www.polyone.com.

PolyOne Investor & Media Contact:     Dennis Cocco
                                      Vice President, Investor Relations
                                      & Communications
                                      440.930.1538

FORWARD-LOOKING STATEMENTS

In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to restructuring programs, including cost reduction and employee productivity goals; (2) a delay or inability to achieve targeted debt level reductions through divestitures or other means; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets;
(5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services within the Company's various businesses; (12) the possibility of further goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) an inability or delay beyond December 31, 2004, in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms; (16) an inability to access the receivables sale facility as a result of breaching covenants; (17) any poor performance of our pension plan assets and any obligation on our part to fund our pension plan;
(18) any delay and/or inability to bring the North American Color and Additives Masterbatch and the Engineered Materials product platforms to profitability;
(19) an inability to achieve anticipated earnings performance due to the divestment of a non-core business prior to March 31, 2004; and (20) an inability to raise prices or sustain price increases for products.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #20404)

                                       ###

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                     Three Months Ended                  Year Ended
                                                                        December 31,                     December 31,
                                                                  -------------------------     -----------------------------
                                                                     2003           2002            2003             2002
                                                                  ---------     -----------     -----------     -------------
Sales                                                             $   474.0     $     445.6     $   1,964.5     $     1,891.5

Operating costs and expenses:
   Cost of sales                                                      403.0           383.1         1,664.7           1,583.4
   Selling and administrative                                          57.8            70.1           243.8             266.2
   Depreciation and amortization                                       12.8            12.8            51.4              51.0
Employee separation and plant phase-out                                 9.0               -            35.1               1.1
Asset impairments                                                       8.0               -             8.0                 -
Loss on divestiture of equity investment                                  -             3.6               -               5.1
(Income) from equity affiliates and minority interest                  (8.7)           (6.7)          (34.5)            (20.3)
                                                                  ---------     -----------     -----------     -------------
Operating income (loss)                                                (7.9)          (17.3)           (4.0)              5.0

Interest expense                                                      (17.6)          (11.0)          (66.6)            (42.4)
Interest income                                                         0.3             0.3             0.9               0.9
Other expense, net                                                     (3.6)           (5.1)          (13.3)             (8.0)
                                                                  ---------     -----------     -----------     -------------
Loss before income taxes, discontinued operations, and
    cumulative effect of change in accounting method                  (28.8)          (33.1)          (83.0)            (44.5)

Income tax (expense) benefit                                           (1.1)           13.5           (12.3)             19.2
                                                                  ---------     -----------     -----------     -------------
Loss before discontinued operations and
     cumulative effect of a change in accounting                      (29.9)          (19.6)          (95.3)            (25.3)
Income (loss) from discontinued operations, net of income taxes      (152.7)            2.1          (155.8)             20.1
Cumulative effect of a change in goodwill accounting,
     net of income tax benefit of $1.0 million                            -               -               -             (53.7)
                                                                  ---------     -----------     -----------     -------------
Net loss                                                          $  (182.6)    $     (17.5)    $    (251.1)    $       (58.9)
                                                                  =========     ===========     ===========     =============

Income (loss) per share of common stock:
   Basic loss per share before discontinued operations
        and effect of change in accounting                        $   (0.33)    $     (0.21)    $     (1.05)    $       (0.28)
   Discontinued operations                                            (1.67)           0.02           (1.71)             0.22
   Cumulative effect of a change in accounting                            -               -               -             (0.59)
                                                                  ---------     -----------     -----------     -------------
   Basic loss per share                                           $   (2.00)    $     (0.19)    $     (2.76)    $       (0.65)
                                                                  =========     ===========     ===========     =============

   Diluted loss per share before discontinued operations
        and effect of change in accounting                        $   (0.33)    $     (0.21)    $     (1.05)    $       (0.28)
   Discontinued operations                                            (1.67)           0.02           (1.71)             0.22
   Cumulative effect of a change in accounting                            -               -               -             (0.59)
                                                                  ---------     -----------     -----------     -------------
   Diluted loss per share                                         $   (2.00)    $     (0.19)    $     (2.76)    $       (0.65)
                                                                  =========     ===========     ===========     =============

Weighted average shares used to compute loss per share:
   Basic                                                               91.1            90.8            91.1              90.8
   Diluted                                                             91.1            90.8            91.1              90.8

Dividends paid per share of common stock                          $       -     $    0.0625     $         -     $      0.2500

                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                  (IN MILLIONS)

                                                       December 31,  December 31,
                                                           2003          2002
                                                       -----------   -----------
ASSETS
Current assets:
   Cash and cash equivalents                            $     48.7    $     41.4
   Accounts receivable, net                                  263.5         161.1
   Inventories                                               196.9         210.0
   Deferred taxes                                             26.9          42.1
   Other current assets                                       17.7          12.3
   Discontinued operations                                    52.1          47.3
                                                        ----------    ----------
     Total current assets                                    605.8         514.2
Property, net                                                486.1         507.9
Investment in equity affiliates                              256.7         271.8
Goodwill, net                                                334.0         332.1
Other intangible assets, net                                  20.2          28.3
Other non-current assets                                      53.2          51.2
Discontinued operations                                      144.9         292.0
                                                        ----------    ----------
        Total assets                                    $  1,900.9    $  1,997.5
                                                        ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term bank debt                                 $      1.1    $      0.7
   Accounts payable                                          173.4         194.9
   Accrued expenses                                          111.1         144.3
   Current portion of long-term debt                          26.3          91.0
   Discontinued operations                                    52.3          63.0
                                                        ----------    ----------
     Total current liabilities                               364.2         493.9
Long-term debt                                               757.1         492.2
Deferred taxes                                                25.9          39.0
Post-retirement benefits other than pensions                 120.3         122.5
Other non-current liabilities, including pensions            257.9         260.9
Discontinued operations                                        0.2           0.3
Minority interest in consolidated subsidiaries                 8.5           9.0
                                                        ----------    ----------
     Total liabilities                                     1,534.1       1,417.8
Shareholders' equity:
   Preferred stock                                               -             -
   Common stock                                                1.2           1.2
   Other shareholders' equity                                365.6         578.5
                                                        ----------    ----------
     Total shareholders' equity                              366.8         579.7
                                                        ----------    ----------
        Total liabilities and shareholders' equity      $  1,900.9    $  1,997.5
                                                        ==========    ==========

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (IN MILLIONS)

                                                                              Three Months Ended                 Year Ended
                                                                                  December 31,                   December 31,
                                                                           ------------------------        ------------------------
                                                                             2003             2002           2003             2002
                                                                           --------         -------        --------         -------
OPERATING ACTIVITIES
     Net income (loss)                                                     $ (182.6)        $ (17.5)       $ (251.1)        $ (58.9)
     Cumulative effect of a change in accounting                                  -               -               -            53.7
     Loss (Income) from discontinued operations                               152.7            (2.1)          155.8           (20.1)
                                                                           --------         -------        --------         -------
     Income (loss) from continuing operations                                 (29.9)          (19.6)          (95.3)          (25.3)
     Adjustments to reconcile net income (loss) to net
       cash used by operating activities:
         Employee separation and plant phase-out charges                        9.0               -            35.1             1.1
         Cash payments on employee separation and plant phase-out              (8.2)           (4.9)          (43.5)          (17.0)
         Depreciation and amortization                                         12.8            12.8            51.4            51.0
         Unrealized currency gains                                             (8.5)           (2.2)          (13.4)          (13.0)
         LIFO reserve                                                          (1.3)            1.0             0.4             6.2
         Loss on sale of assets and asset impairments                           8.4               -             8.6               -
         Investment write-down and loss on sale of equity affiliate               -             3.6               -             5.1
         Companies carried at equity and minority interest:
            Income  from equity affiliates                                     (9.1)           (7.1)          (36.3)          (20.2)
            Minority interest expense                                           0.4             0.5             1.8               -
            Dividends and distributions received                               12.1            20.6            24.7            37.4
         Change in assets and liabilities:
            Accounts receivable                                                49.5            65.5             2.2             8.5
            FIFO inventories                                                   24.8            28.6            24.3            (5.6)
            Accounts payable                                                  (35.9)          (43.9)          (31.3)          (47.6)
            Proceeds under (decrease in) sale of accounts receivable            6.1           (32.4)          (89.2)          (57.6)
            Accrued expenses and other                                        (21.4)           (5.8)          (15.5)            7.3
                                                                           --------         -------        --------         -------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES
     FOR CONTINUING OPERATIONS                                                  8.8            16.7          (176.0)          (69.7)

INVESTING ACTIVITIES
     Capital expenditures                                                      (8.8)          (22.0)          (28.7)          (65.0)
     Return of capital by equity affiliates, net of investment                  4.0            (9.1)            3.9            (6.8)
     Business acquired, net of cash received                                      -           (11.4)          (15.8)          (11.4)
     Proceeds from sale of assets                                               0.7            12.8            27.7            14.7
                                                                           --------         -------        --------         -------
NET CASH USED BY INVESTING ACTIVITIES
     FOR CONTINUING OPERATIONS                                                 (4.1)          (29.7)          (12.9)          (68.5)

FINANCING ACTIVITIES
     Change in short-term debt                                                  5.5               -           (84.6)           (5.8)
     Change in long-term debt                                                  (6.6)           (4.3)          291.2           149.6
     Debt issuance Costs                                                       (0.3)              -           (15.0)              -
     Termination of interest rate swap agreements                                 -               -            (2.6)            8.3
     Proceeds from the exercise of stock options                                  -               -               -             7.0
     Dividends                                                                    -            (5.8)              -           (22.7)
                                                                           --------         -------        --------         -------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES
     FOR CONTINUING OPERATIONS                                                 (1.4)          (10.1)          189.0           136.4

NET CASH PROVIDED (USED) BY DISCONTINUED OPERATIONS                           (11.2)           11.7             4.2            28.3

Effect of exchange rate changes on cash                                         6.2            (0.6)            3.0            (3.3)
                                                                           --------         -------        --------         -------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                               (1.7)          (12.0)            7.3            23.2

Cash and cash equivalents at beginning of period                               50.4            53.4            41.4            18.2
                                                                           --------         -------        --------         -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 $   48.7         $  41.4        $   48.7         $  41.4
                                                                           ========         =======        ========         =======

                                                                       Exhibit 1

                                                                          1 of 2

Below is a reconciliation of the non-GAAP financial measures that exclude special items to the most directly comparable measures calculated and presented in accordance with GAAP.

(Amounts in millions, except per share data)                        Quarters                          Year
                                                       ----------------------------------    ---------------------
                                                         4Q03         3Q03        4Q02          2003        2002
                                                         ----         ----        ----          ----        ----
CONSOLIDATED:

Net loss                                               $  (182.6)   $  (43.2)   $   (17.5)   $  (251.1)   $  (58.9)
Cumulative effect of a change in goodwill
     accounting, after tax                                     -           -            -            -       (53.7)
Special items in continued operations, before tax          (17.5)       (8.9)        (4.9)       (48.0)      (14.2)
Tax - special items in continued operations                 (5.4)      (29.1)         1.9        (26.1)        5.3
Special items in discontinued operations, before tax      (152.0)       (0.5)        (0.2)      (161.1)       (0.6)
Tax - special items in discontinued operations              (1.0)       (0.9)         0.1          1.4         0.2
                                                       ---------    --------    ---------    ---------    --------
Earnings (loss) before special items                   $    (6.7)   $   (3.8)   $   (14.4)   $   (17.3)   $    4.1
                                                       =========    ========    =========    =========    ========

Special items in continued operations, after tax       $   (22.9)   $  (38.0)   $    (3.0)   $   (74.1)   $   (8.9)
Special items in discontinued operations, after tax       (153.0)       (1.4)        (0.1)      (159.7)       (0.4)
                                                       ---------    --------    ---------    ---------    --------
Total special items, after tax                         $  (175.9)   $  (39.4)   $    (3.1)   $  (233.8)   $   (9.3)
                                                       =========    ========    =========    =========    ========
Diluted loss per share                                 $   (2.00)   $  (0.47)   $   (0.19)   $   (2.76)   $  (0.65)
Cumulative effect of a change in goodwill
     accounting, after tax                                     -           -            -            -       (0.59)
Special items in continued operations, before tax          (0.19)      (0.10)       (0.05)       (0.52)      (0.16)
Tax - special items in continued operations                (0.06)      (0.32)        0.02        (0.29)       0.06
Special items in discontinued operations, before tax       (1.67)          -            -        (1.78)          -
Tax - special items in discontinued operations             (0.01)      (0.01)           -         0.02           -
                                                       ---------    --------    ---------    ---------    --------
Earnings (loss) before special items per share         $   (0.07)   $  (0.04)   $   (0.16)   $   (0.19)   $   0.04
                                                       =========    ========    =========    =========    ========

Per share impact of special items in continued
     operations, after tax                             $   (0.25)   $  (0.42)   $   (0.03)   $   (0.81)   $  (0.10)
Per share impact of special items in discontinued
     operations, after tax                                 (1.68)      (0.01)           -        (1.76)          -
                                                       ---------    --------    ---------    ---------    --------
Per share impact of total special items, after tax     $   (1.93)   $  (0.43)   $   (0.03)   $   (2.57)   $  (0.10)
                                                       =========    ========    =========    =========    ========

                                                                       Exhibit 1

                                                                          2 of 2

(Amounts in millions, except per share data)                          Quarters                                Year
                                                       -------------------------------------         ----------------------
                                                          4Q03          3Q03          4Q02             2003          2002
                                                          ----          ----          ----             ----          ----
BEFORE DISCONTINUED OPERATIONS AND EFFECT OF A
CHANGE IN ACCOUNTING:

Loss                                                   $   (29.9)     $  (41.4)     $  (19.6)        $  (95.3)     $  (25.3)
Special items in continued operations, after tax           (22.9)        (38.0)         (3.0)           (74.1)         (8.9)
                                                       ---------      --------      --------         --------      --------
Loss before special items                              $    (7.0)     $   (3.4)     $  (16.6)        $  (21.2)     $  (16.4)
                                                       =========      ========      ========         ========      ========

Diluted loss per share                                 $   (0.33)     $  (0.45)     $  (0.21)        $  (1.05)     $  (0.28)
Per share impact of special items in continued
     operations, after tax                                 (0.25)        (0.42)        (0.03)           (0.81)        (0.10)
                                                       ---------      --------      --------         --------      --------
Loss before special items per share                    $   (0.08)     $  (0.03)     $  (0.18)        $  (0.24)     $  (0.18)
                                                       =========      ========      ========         ========      ========

Operating income (loss)                                $    (7.9)     $    6.7      $  (17.3)        $   (4.0)     $    5.0
Special items in continued operations, before tax          (17.5)         (8.9)         (4.1)           (47.8)        (13.4)
                                                       ---------      --------      --------         --------      --------
Operating income (loss) before special items           $     9.6      $   15.6      $  (13.2)        $   43.8      $   18.4
                                                       =========      ========      ========         ========      ========

Operating income (loss) before special
     charges by business segment:
Performance Plastics                                   $     6.4      $   12.7      $   (7.9)        $   34.5      $   31.9
Distribution                                                 2.4           2.2          (1.8)             9.1           4.3
Resin & Intermediates                                        5.0           7.5           3.7             24.0          10.6
Other                                                       (4.2)         (6.8)         (7.2)           (23.8)        (28.4)
                                                       ---------      --------      --------         --------      --------
Operating income (loss) before special items           $     9.6      $   15.6      $  (13.2)        $   43.8      $   18.4
                                                       =========      ========      ========         ========      ========

                                                                       Exhibit 2

                                                                          1 of 2

                      SUMMARY OF SPECIAL ITEMS (UNAUDITED)
                                  (In millions)

                                                                                        Three Months                   Year
                                                                              ------------------------------    ------------------
                                                                                4Q03        3Q03       4Q02      2003        2002
                                                                              -------      ------     ------    -------     ------
CONTINUING OPERATIONS:
Employee separation and plant phase-out costs (1)                             $  (9.0)     $ (7.7)    $    -    $ (35.1)    $ (1.1)
Period plant phase-out costs incurred (2)                                        (0.5)       (1.2)      (0.2)      (2.9)      (0.5)
Asset impairments (8)                                                            (8.0)          -          -       (8.0)         -
Equity affiliate - employee severance, liabilities
     associated with the temporary idling of a plant
     and cumulative effect of a change in accounting (3)                            -           -          -       (1.8)      (4.9)
Loss on divestiture of equity investment (4)                                        -           -       (3.6)         -       (5.1)
                                                                              -------      ------     ------    -------     ------
    Subtotal - impact on EBITDA (expense)                                       (17.5)       (8.9)      (3.8)     (47.8)     (11.6)
Plant phase-out accelerated depreciation (2)                                        -           -       (0.3)         -       (1.8)
                                                                              -------      ------     ------    -------     ------
    Subtotal - impact on operating (expense)                                    (17.5)       (8.9)      (4.1)     (47.8)     (13.4)
Investment writedown                                                                -           -       (0.8)         -       (0.8)
Loss on sale (5)                                                                    -           -          -       (0.2)         -
                                                                              -------      ------     ------    -------     ------
    Total  - impact pre tax (expense)                                           (17.5)       (8.9)      (4.9)     (48.0)     (14.2)
Income tax benefit on above items                                                 6.4         2.8        1.9       17.6        5.3
Foreign dividend tax (6)                                                            -       (24.0)         -      (24.0)         -
                                                                              -------
Tax allowance (7)                                                               (11.8)       (7.9)         -      (19.7)         -
                                                                              -------      ------     ------    -------     ------
    Total - after tax (expense) before discontinued
         operations and cumulative effect of a change
         in accounting                                                        $ (22.9)     $(38.0)    $ (3.0)   $ (74.1)    $ (8.9)
                                                                              =======      ======     ======    =======     ======

DISCONTINUED OPERATIONS:
Employee separation and plant phase-out costs (1)                             $ (19.4)     $ (0.5)    $    -    $ (28.5)    $    -
Period plant phase-out costs incurred (2)                                        (2.1)                  (0.2)      (2.1)      (0.6)
                                                                              -------      ------     ------    -------     ------
    Subtotal - impact on EBITDA and operating income (expense)                  (21.5)       (0.5)      (0.2)     (30.6)      (0.6)
Net asset impairments of discontinued operations (9)                           (130.5)          -          -     (130.5)
                                                                              -------      ------     ------    -------     ------
    Total  - impact pre tax (expense)                                          (152.0)       (0.5)      (0.2)    (161.1)      (0.6)
Income tax benefit on above items                                                40.0         0.2        0.1       43.5        0.2
Tax allowance (7)                                                               (41.0)       (1.1)         -      (42.1)         -
                                                                              -------      ------     ------    -------     ------
    Total - after tax (expense) discontinued operations
         and before cumulative effect of a change
         in accounting                                                        $(153.0)     $ (1.4)    $ (0.1)   $(159.7)    $ (0.4)
                                                                              =======      ======     ======    =======     ======

TOTAL CONTINUING AND DISCONTINUED -after tax (expense)
         before cumulative effect of a change in accounting                   $(175.9)     $(39.4)    $ (3.1)   $(233.8)    $ (9.3)
                                                                              =======      ======     ======    =======     ======

( ) Denotes reference to explanatory comments attached.

                                                                       Exhibit 2

                                                                          2 of 2

                      SUMMARY OF SPECIAL ITEMS (UNAUDITED)
                              EXPLANATORY COMMENTS
                                  (In millions)

(1) These costs include severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plants and equipment related to restructuring initiatives. The 2003 expense relates to the following:

     - January 16, 2003 announcement to reduce approximately 400 staff personnel.

     - March 26, 2003 announcement to exit an Engineered Films plant in Yerington, Nevada.

     -    June 2003 decision to close the Fort Worth, Texas plant.

     - Second quarter reversal of restructuring costs provided for in prior years.

     - Third quarter reduction of 112 North American plastics personnel (71 in manufacturing and 41 in sales and administration). Manufacturing reductions include the shutdown of the St. Remi, Quebec powder production, elimination of vinyl compound production shifts and staff reductions at the Macedonia, Ohio engineered materials plant.

     -    Third quarter closure of two leased Ohio administrative offices.

     - Third quarter closure of a portion of the Mexico distribution business. The restructuring costs include asset write-offs totaling $0.4 million.

     - Fourth quarter reduction of approximately 200 personnel largely in administrative roles.

     - Fourth quarter adjustment of $2.9 million expense to restructuring initiatives recorded in prior periods.

     - October 29, 2003 announcement to close Elastomers and Performance Additives plants in Wynne, Arkansas and DeForest, Wisconsin.

     - December 11, 2003 announcement to close and Engineered Films plant in Burlington, New Jersey.

     The 2002 expense was associated with the consolidation of certain activities related to the Formulator operations in the Performance Plastics business segment.

(2) These are plant and phase-out costs associated with the 2001 Geon restructuring initiatives that are to be recognized as period costs versus when the restructuring initiative was approved. In connection with the acquisition of Hanna and resulting formation of PolyOne, management developed several initiatives to capture the strategic value of the combined former Geon and former Hanna businesses. This resulted in several announcements in 2001 that former Geon plants and Hanna plants would be closed. The initiatives also included the termination of corporate and other positions at Geon and former Hanna locations. The 2003 third and fourth quarter expense is for the write-off of inventory and receivables as a result of the decision to close the Mexico distribution business.

(3) The 2003 expense relates to employee severance costs associated with a personnel reduction undertaken by OxyVinyls in the second quarter. In addition, the 2003 expense includes a charge for the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations." The 2002 costs include PolyOne's share of OxyVinyls employee severance, plant phase-out costs and liabilities associated with the temporary idling of a plant in December 2001 and the asset write-off and decommissioning costs related to the permanent closure of a portion of a plant in 2002.

(4) Includes the 2002 first quarter loss on our divestiture of our 37.4% investment in the PVC resin operations of Australian Vinyls Corporation. In the fourth quarter of 2002, PolyOne recognized an impairment loss on the sale of its equity investment in Techmer PM, LLC.

(5)  Loss recorded for the sale of our European vinyl compounding business.

(6) U.S. tax expense related to foreign subsidiary dividends to be paid in the fourth quarter of 2003.

(7) Tax allowance to reduce net U.S. deferred income tax assets resulting from operating loss carry-forwards.

(8) A non-cash impairment charge to adjust the 2003 year-end carrying value of deferred product technology, customer list, note receivable and internet investments to their estimated realizable future cash flows.

(9) A non-cash discontinued operations impairment charge to adjust the 2003 year-end net asset carrying value of the Elastomers and Performance Additives, Specialty Resins and Engineered Films business operations to the estimated future net sale proceeds.

                                                                       Exhibit 3

                     BUSINESS SEGMENT OPERATIONS (UNAUDITED)
                                  (In millions)

Senior management uses operating income before special items as a business segment measure of operating performance. For a reconciliation from operating income to operating income before special items see the following table. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items. Accordingly, senior management believes that excluding special items provides insight into the underlying metric achievement level and its potential future implication. Operating income before special items may not be comparable to financial performance measures presented by other companies. The "Other" segment primarily consists of the elimination of inter-business segment sales and profit in inventory, a portion of the indirect cost of discontinued operations and unallocated corporate costs.

                                                                                 Three Months                       Year
                                                                     ---------------------------------     ----------------------
                                                                      4Q03          3Q03        4Q02         2003          2002
                                                                     -------       -------     -------     ---------     --------
BUSINESS SEGMENTS:
Sales:
    Performance Plastics                                             $ 372.9       $ 392.8     $ 343.3     $ 1,556.1     $1,475.9
    Distribution                                                       132.0         128.2       125.9         529.2        519.7
    Resin & Intermediates                                                  -             -           -             -            -
    Other                                                              (30.9)        (27.7)      (23.6)       (120.8)      (104.1)
                                                                     -------       -------     -------     ---------     --------
                                                                     $ 474.0       $ 493.3     $ 445.6     $ 1,964.5     $1,891.5
                                                                     =======       =======     =======     =========     ========

Operating income (loss) before special items:
    Performance Plastics                                             $   6.4       $  12.7     $  (7.9)    $    34.5     $   31.9
    Distribution                                                         2.4           2.2        (1.8)          9.1          4.3
    Resin & Intermediates                                                5.0           7.5         3.7          24.0         10.6
    Other                                                               (4.2)         (6.8)       (7.2)        (23.8)       (28.4)
                                                                     -------       -------     -------     ---------     --------
                                                                     $   9.6       $  15.6     $ (13.2)    $    43.8     $   18.4
                                                                     =======       =======     =======     =========     ========

Reconciliation:
    Operating income (loss)                                          $  (7.9)      $   6.7     $ (17.3)    $    (4.0)    $    5.0
    Special items, expense                                              17.5           8.9         4.1          47.8         13.4
                                                                     -------       -------     -------     ---------     --------
          Operating income (loss) before special items               $   9.6       $  15.6     $ (13.2)    $    43.8     $   18.4
                                                                     =======       =======     =======     =========     ========

OTHER DATA:
Discontinued operations
    Sales:
          Elastomers and Performance Additives                       $  81.9       $  84.5     $  81.1     $   347.9     $  363.8
          Specialty Resins and Engineered Films                         52.9          52.5        53.6         223.1        242.9
          Softer                                                           -             -        14.2             -         70.0
                                                                     -------       -------     -------     ---------     --------
                                                                     $ 134.8       $ 137.0     $ 148.9     $   571.0     $  676.7
                                                                     =======       =======     =======     =========     ========

Operating income (loss) before special items and
     indirect costs retained in continuing operations:
          Elastomers and Performance Additives                       $   1.9       $   2.7     $   3.2     $    13.9     $   25.0
          Specialty Resins and Engineered Films                         (0.8)         (2.0)        0.9          (6.1)         9.5
                                                                     -------       -------     -------     ---------     --------
                                                                     $   1.1       $   0.7     $   4.1     $     7.8     $   34.5
Reconciliation to income (loss) from discontinued
     operations, net of income taxes
          Special items impacting operating income (loss)              (21.5)         (0.5)       (0.2)        (30.6)        (0.6)
          Net asset impairments of discontinued operations            (130.5)            -           -        (130.5)           -
          Net tax benefit (allowance)                                   (1.8)         (2.0)       (1.8)         (2.5)       (13.8)
                                                                     -------       -------     -------     ---------     --------
                                                                     $(152.7)      $  (1.8)    $   2.1     $  (155.8)    $   20.1
                                                                     =======       =======     =======     =========     ========

Reallocation of indirect costs of the discontinued
     operations retained in continuing operations:
          Performance Plastics                                       $  (1.7)      $  (1.7)    $  (2.5)    $    (7.2)    $   (9.1)
          Distribution                                                  (0.4)         (0.5)       (0.7)         (2.1)        (2.7)
          Other                                                         (2.0)         (1.9)       (2.9)         (8.6)       (10.8)
          Elastomers and Performance Additives                           2.4           2.6         3.5          10.9         13.6
          Specialty Resins and Engineered Films                          1.7           1.5         2.6           7.0          9.0